Exhibit 99.1

Kemper Announces Confirmation of Arbitration Award

CHICAGO—January 13, 2020 -- Kemper Corporation (NYSE: KMPR) announced today that the United States Court of Appeals for the Fifth Circuit has affirmed a district court ruling that confirmed an arbitration award in favor of its subsidiary, Kemper Corporate Services, Inc., against Computer Sciences Corporation (“CSC”).

The decision of the arbitrator, issued in November 2017, found that CSC had breached a contract for the delivery of certain policy administration and billing software, and awarded to Kemper direct damages, prejudgment interest, and costs and expenses associated with the arbitration. Subsequently, in September 2018, the United States District Court for the Northern District of Texas confirmed the award and entered judgment in the amount of $141.7 million against CSC and its parent, DXC Technology Company (“DXC”).

CSC and DXC appealed the district court’s ruling to the Fifth Circuit Court of Appeals in late 2018, and in the meantime paid Kemper a total of $55.8 million in partial satisfaction of the final judgment. Kemper recognized $35.7 million of such payments in other income in its consolidated statement of income for the year ended December 31, 2018 and $20.1 million of such payments in other income in its consolidated statement of income for the nine months ended September 30, 2019. The unpaid balance of the judgment, including post-judgment interest, was approximately $89 million at December 31, 2019.

“We are gratified by the outcome,” said Joseph P. Lacher, Jr., President and CEO. “We believe the arbitrator ruled correctly and are pleased the Court of Appeals has determined that the award should stand.”

Kemper cannot make any assurance as to the additional amounts of the final judgment that will be collected or when they may be received. The unpaid balance of the final judgment, including post-judgment interest, at December 31, 2019 is expected to be treated as a gain contingency for accounting purposes and, accordingly, is not expected to be recognized in Kemper’s 2019 consolidated financial statements.

About Kemper
Kemper Corporation (NYSE: KMPR) is one of the nation’s leading specialized insurers. With over $12 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by more than 30,000 agents and brokers, and has over 8,800 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper.

Caution Regarding Forward-Looking Statements

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from estimated results and financial condition are those listed in periodic reports filed by Kemper with the SEC. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contacts
Investors:     Christine Patrick, 312.661.4803, investors@kemper.com
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com